ASSET PURCHASE AGREEMENT

            THIS AGREEMENT, made as of February 24, 1999, by and among DIGITEC 2000, INC., a Nevada corporation ("Digitec"), POS TEC SYSTEMS, LLC., a Delaware limited liability company ("PT", and together with Digitec, the "Buyers"), and TOTAL POS SOLUTIONS, L.L.C., a Texas limited liability company (the "Seller").

                             W I T N E S S E T H:

            THAT WHEREAS, Digitec desires to acquire through its wholly-owned subsidiary, PT, from the Seller, and the Seller desires to transfer to PT, substantially all of the assets, properties and business of the Seller in exchange for shares of common stock, par value $.001 per share (the "Common Stock") of Digitec, all upon the terms and conditions hereinafter set forth;

            WHEREAS, in order to carry out the foregoing objectives, the Seller and Buyers desire to enter into this Agreement (this "Agreement");

            NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Warranties and Representations:

      (a) The Seller warrants and represents to Buyers as follows:

            (i) The Seller is and on the Closing Date specified herein will be a limited liability company duly organized, validly existing and in good standing under the laws of Texas and is and will then be entitled to own its properties and to conduct its business in the places where such properties are now owned or leased or such business is now conducted. The Seller's

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                                                                               2

activities do not and on the Closing Date (as hereinafter defined) will not require the Seller to be qualified to do business as a foreign corporation in any jurisdiction. The Seller's entire authorized capital and membership interests on the Closing Date will be as set forth on Exhibit A hereto. There are and on the Closing Date will be no existing options, warrants or rights of any kind to purchase from or sell to the Seller, or to cause it to issue, membership interests in Seller.

            (ii) (A) The books of account of the Seller fairly and correctly reflect its income, expenses, assets and liabilities in accordance with generally accepted accounting principles consistently applied; (B) the financial statements of the Seller as at and for the years ended December 31, 1997 and 1998, prepared by the Seller, including the related notes, fairly present the financial position of the Seller as of said dates and the results of its operations for such years; and (C) said financial statements show all material liabilities and commitments of the Seller, direct or contingent, as of said dates, and the Seller has no material liabilities or commitments, direct or contingent, that are not reflected in said financial statements except such current liabilities as have been incurred since the dates thereof in the ordinary course of business. Without limiting the foregoing, said balance sheets contained as of the dates thereof adequate reserves for accrued domestic and foreign income and other taxes, uncollectible accounts receivable, obsolescence, depreciation and price redetermination and renegotiation under government contracts, and except as disclosed therein the amounts shown in said balance sheets and the related statements of income and retained earnings do not differ materially from the amounts used by the Seller in determining income tax liabilities.

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                                                                               3

            (iii) The Seller has and on the Closing Date will have good and marketable title in fee simple to all assets shown in its records and books of account, including without limitation the assets set forth on Exhibit B hereto (the "Transferred Assets"). The Seller is not and on the Closing Date will not be the lessee of any real property.

            (iv) The Seller has and on the Closing Date will have valid leases under which it is entitled to use in its business all personal property of which it is the lessee, and it has no knowledge of any default under any such lease.

            (v) The Seller owns and on the Closing Date will own the copyrights, trademarks and trade names and registrations therefor specified in Exhibit B, and it has granted and will grant no licenses to use such copyrights, trademarks or trade names and knows of no claim to the effect that any other person has a right to use any of such copyrights, trademarks or trade names. No other copyrights, trademarks or trade names are owned by the Seller or are used in its business.

            (vi) All taxes imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other taxing authority, which are due or payable by the Seller, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or adequately provided for by reserves shown in the records and books of account of the Seller and will be so paid or provided for on the Closing Date. All income tax returns for the Seller have been examined and accepted by the taxing authorities having jurisdiction thereof through the year ended December 31, 1997, and no extension of time for the assessment of

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                                                                               4


deficiencies for any such years is in effect. The Seller has no knowledge of any unassessed tax deficiency proposed or threatened against it. In the event additional taxes of any kind shall be assessed against the Seller with respect to periods prior to the Closing Date (including without limitation taxes accruing in respect of the operations of the Seller between the date of the most recent of the aforesaid financial statements and the Closing Date), such additional taxes, together with interest and penalties, if any, will be paid by the Seller after the Closing Date or by its members and will not be paid by the Buyers, and the Seller agrees to hold Buyers harmless against all such additional taxes, interest and penalties.

            (vii) The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of the Certificate of Formation or Operating Agreement of the Seller or result in the breach of any term or provision of, or constitute a default or result in the acceleration of any obligation under, any loan agreement, indenture, financing agreement or any other agreement or instrument of any kind to which the Seller is a party.

            (viii) The Seller is not a party to or bound by any contract or commitment except as set forth in Exhibit B hereof (the "Contracts"). Each of the Contracts is and on the Closing Date will be (unless it expires by its terms prior thereto) valid and binding and enforceable against the other party or parties thereto in accordance with its terms.

            (ix) There are no actions or proceedings pending by or against the Seller before any court, administrative agency or arbitrator, and there are no pending, threatened or imminent litigations, governmental investigations, claims of infringement of patents, copyrights or trademarks, or governmental claims, complaints or prosecutions involving the Seller, which

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                                                                               5


could adversely and materially affect its business or the ownership or value of its properties and assets. The Seller is not subject to any injunction, order or decree of any court or administrative agency.

            (x) (A) Seller has and on the Closing Date will have all permits, licenses, orders and approvals of the Federal Communications Commission and all other federal, state, local or foreign governmental or regulatory bodies required for it to carry on its business as presently conducted; (B) all such permits, licenses, orders and approvals are described in Exhibit B and are in full force and effect and no suspension or cancellation of any of them is threatened; and (C) none of such permits, licenses, orders or approvals will be affected by the consummation of the transactions described in this Agreement.

            (xi) During the period from the date of its most recent financial statement referred to in paragraph l(a)(ii) hereof which covers a period of a full year to the date hereof, the Seller has conducted its business according to the ordinary and usual course of business and has maintained its records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities in accordance with generally accepted accounting principles consistently applied, and there has been and as of the Closing Date there will have been no material adverse change since such date in the condition, financial or otherwise, or in the business or properties of the Seller. During such period the Seller has not made any capital distributions with respect to any membership interests.

            (xii) Neither this Agreement, the financial statements mentioned in paragraph l(a)(ii) hereof, the Exhibits hereto nor any other certificate, statement or document furnished or to

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                                                                               6


be furnished to Buyers by or on behalf of the Seller pursuant to or in connection with the transactions contemplated by this Agreement contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

            (xiii) Subject to the approval of its members as provided at the end of this Agreement, the execution and delivery of this Agreement by the Seller have been duly and validly authorized, and all requisite limited liability action has been taken to make it valid and binding upon the Seller in accordance with its terms.

            (xiv) Seller and each Member of Seller is acquiring the Purchase Shares (as hereinafter defined) for its own account, for investment and with no present intention of distributing or reselling the Purchase Shares (as hereinafter defined), but without prejudice, however, to Seller's right at all times to sell or otherwise dispose of all or any part of the Purchase Shares under a registration statement filed under the Securities Act of 1933, as amended (the "Act"), or in a transaction exempt from the registration requirements of such Act and, in the event the facts so warrant, evidenced by an opinion of counsel reasonably satisfactory to the Buyers.

            (xv) Seller and each Member of Seller is (A) an "accredited investor," as that term is defined in Regulation D under the Act and (B) Seller and each Member of Seller has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Purchase Shares and the suitability thereof as an investment.

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            (xvi) Seller and each Member of Seller understands and agrees that the Purchase Shares will bear the legend set forth thereon in Exhibit C hereto.

      (b)   Buyers warrant and represent to the Seller as follows:

            (i) (A) Digitec is and on the Closing Date will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and entitled to own its properties and conduct its business in the places where such properties are now owned and such business is now conducted; (B) PT is and on the Closing Date will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and entitled to own its properties and conduct its business in the places where such properties are now owned and such business is now conducted.

            (ii) The execution and delivery of this Agreement by the Buyers will have been duly and validly authorized and all requisite corporate or limited liability action will have been taken to make it valid and binding upon the Buyers in accordance with its terms.

            (iii) The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of the Certificate of Incorporation or Bylaws of Digitec or the Certificate of Formation or the Operating Agreement of PT or result in the breach of any term or provision of, or constitute a default or result in the acceleration of any obligation under, any agreement or other instrument to which either of Buyers is a party.

            (iv) The Forms 10-K, including Amendment No. 1 to Form 10-K/A and 10-Q, for the periods ending June 30, 1997 and June 30, 1998 and September 30 and December 31, 1997 and March 31, June 30 and December 31, 1998, together with the Registration Statement

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                                                                               8


on Form S-1 with respect to Digitec's Common Stock filed with the Securities and Exchange Commission on April 20, 1998 as amended and declared effective on June 30, 1998 and as subsequently "stickered" are accurate and complete as of the date of filing ("SEC Documents"). The consolidated balance sheets of Digitec and its subsidiaries as of June 30, 1997 and June 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows of Digitec and its subsidiaries for the fiscal years ended on such date, such annual statement accompanied by a report thereon containing an opinion without qualifications except as therein noted, by BDO Seidman & Co., was prepared in accordance with generally accepted accounting principles consistently applied, except for accounting changes noted in such reports, and present fairly the financial position of Digitec and its subsidiaries as of such dates and the results of their operations for such periods. The unaudited consolidated balance sheets of Digitec and its subsidiaries as of such dates in such reports and statements of operations, stockholders' equity and cash flows of Digitec and its subsidiaries for the quarterly periods ended on said dates, copies of which have been furnished to Seller, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of Digitec and its subsidiaries as of such dates and the results of their operations for such periods.

            (v) Since December 31, 1998, except as set forth in Exhibit C, there has been no change in the properties, business, prospects, profits or condition (financial or otherwise) of Digitec and its subsidiaries except changes in the ordinary course of business.

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            (vi) Except as set forth in the SEC Documents, there are no actions, suits, investigations, arbitrations or other proceedings pending or, to the best knowledge of Digitec or any of its subsidiaries, threatened against or affecting Digitec or any subsidiary in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, would materially and adversely affect the properties, business, profits or condition (financial or otherwise) of Digitec and its subsidiaries or the ability of Digitec to perform its obligations contained in this Agreement. Neither Digitec nor any subsidiary is in default with respect to any order of any court, governmental authority or arbitration board or tribunal, which default could have a material adverse effect on the condition (financial or otherwise) of Digitec and its subsidiaries taken as a whole.

      (c) (i) Notwithstanding any investigation conducted before or after the closing, the parties shall be entitled to rely upon the warranties and representations set forth herein, and the obligations of the parties with respect thereto shall survive the closing and continue in full force and effect until the seventh anniversary of the Closing Date, at which time all warranties and representations set forth in this Agreement and all liability of the parties with respect thereto shall terminate, except for warranties and representations relating to taxes and except for claims relating to any other warranties or representations which are asserted in writing on or before the seventh anniversary of the Closing Date. Warranties and representations concerning taxes and all liability of the parties with respect thereto shall continue in effect until finally disposed of in accordance with paragraph l(a)(vi) hereof. The liability of all parties with respect to all other

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warranties and representations as to which timely claims have been asserted in writing shall continue until such claims have been finally decided, settled or adjudicated.

            (ii) The Seller, and the members of the Seller shall be jointly and severally liable for all breaches of the warranties and representations hereunder.

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2. Assets to Be Transferred:

      (a) The Seller agrees to transfer (free and clear of all liens and encumbrances) to PT on the Closing Date, subject to the terms and conditions set forth in this Agreement, the Transferred Assets.

      (b) The Seller shall assign and transfer to PT on the Closing Date (and, where necessary, to obtain and deliver to PT on the Closing Date consents authorizing the transfer and assignment to PT of, or the substitution of PT for the Seller under) the Contracts. Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign any such Contract if an attempted assignment thereof, without the consent of the other party thereto, would constitute a breach thereof, or would in any material way adversely affect the rights of the Seller thereunder, but if any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Seller's rights thereunder so that PT would not in effect acquire the benefit of all such rights, then the Seller shall act as PT's agent in order to obtain for it the benefits thereunder, and the Seller will cooperate with the Buyers in any other reasonable arrangement designed to provide such benefits for the Buyers.

      (c) Notwithstanding the foregoing the Seller shall be entitled to retain from the properties to be transferred to the Buyers hereunder the minute books, record books and seal of the Seller, the rights of the Seller under this Agreement. Seller shall be dissolved and its Articles of Dissolution filed promptly after the Closing Date. All books and records retained by the Seller shall be open for inspection by the Buyers during regular business hours after the Closing

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Date, and the Buyers may at their own expense make such copies of and excerpts from such books and records as it may deem desirable.

3. Consideration for Transferred Assets:

      (a) The Buyers shall purchase the Transferred Assets for 200,000 shares of Common Stock.

      (b) As further consideration for said assets, the Buyers shall execute and deliver to the Seller at the closing an undertaking by the Buyers to assume all liabilities, obligations and commitments of the Seller accruing on and after the Closing Date under and with respect to only the Contracts.

4. Investigation by the Buyers:

            During the period from the date of this Agreement to the Closing Date, the Buyers shall be given free access to the offices, records, files, stock books, minute books, books of account and copies of tax returns of the Seller for the purpose of conducting an investigation of its financial condition, status, liabilities, contracts, business operations, property and title thereto, litigation, patents, trademarks, copyrights and all other matters relating to its business, properties and assets, through the Buyers' employees or independent public accountants or outside business consultants.

5. The Closing:

            The closing of the sale and purchase of the Transferred Assets shall be on March 4, 1999, or such later date as may be mutually agreed upon in writing by the Buyers and the Seller (the "Closing Date") at 10:00 A.M. at a place to be mutually agreed upon. At the closing:

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      (a)   The Buyers shall deliver to the Seller:

            (i) The Purchase Shares:

            (ii) The undertaking for assumption of the Seller's liabilities in accordance with paragraph 3(b) of this Agreement.

      (b) The Seller shall deliver to Buyers:

            (i) Such deeds, bills of sale, evidences of indebtedness, certificates of deposit, securities, assignments, documents, instruments, insurance policies and endorsements, opinions of counsel, certifications, title policies, notices, assurances and other instruments and documents as counsel for the Buyers may reasonably require as necessary or desirable for transferring, assigning and conveying hereunder to the Buyers good and marketable title to the Transferred Assets.

            (ii) An instrument evidencing that the members of the Seller (personally, or by duly authorized and executed proxies or powers of attorney), owning the requisite number of the membership interests of the Seller, in proceedings duly held for the purpose of approving the transactions under this Agreement in accordance with applicable law, voted affirmatively for said transactions, and certifying that no members of the Seller have brought or may bring any appraisal proceedings or other proceedings available to dissenting members, or have or will entertain similar remedies with respect to their membership interests as permitted under applicable law in connection with the transactions set forth under this Agreement.

            (iii) A certificate signed by officers of the Seller stating that the warranties and representations of the Seller under this Agreement are true as of the Closing Date.

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6. Conduct of Business Pending Closing:

            During the period from the date hereof to the Closing Date, the Seller shall conduct its operations according to its ordinary and usual course of business and shall maintain its records and books of account in a manner that fairly and correctly reflects its income, expenses and liabilities in accordance with generally accepted accounting principles consistently applied and without any change in the accounting methods and principles reflected in the most recent of the financial statements mentioned in paragraph 1 (a)(ii) hereof.

7. Payment of Expenses:

      (a) All costs and expenses, including, without limitation, legal fees and taxes, incurred by the Seller or its members in negotiating this Agreement or in consummating the transactions contemplated hereby shall be paid by the Seller or the members of the Seller after the Closing Date and shall not be paid by the Buyers.

      (b) Each of the parties warrants to the other that it has not employed any broker or finder in connection with this transaction.

8. Actions After the Closing :

            Subsequent to the closing each party to this Agreement shall at the request of the other furnish, execute and deliver such documents, instruments, opinions of counsel, certificates, notices or other further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement or in connection with the preparation and filing of reports required or requested by governmental agencies, and other regulatory bodies.

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9. Termination:

            This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

      (a) The Buyers shall have the right to terminate if during the period from the date hereof to the Closing Date any of the following shall occur:

            (i) The Seller shall suffer any loss from fire, flood, explosion or other casualty which substantially affects the conduct of its business or, irrespective of insurance, the value of its assets.

            (ii) The Buyers shall learn of any fact or condition with respect to the business, properties, assets or earnings of the Seller which is materially at variance with one or more of the warranties or representations of the Seller set forth in this Agreement or which in the Buyers' opinion materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

            (iii) The Seller shall have failed to obtain prior to the Closing Date consents authorizing the transfer to PT of, or the substitution of PT for the Seller under, any Contracts material to the business of the Seller and the Buyers has not been furnished with assurance satisfactory to the Buyers that PT will acquire the benefit of any such Contracts subsequent to the Closing Date.

            (iv) The Seller shall fail to meet their obligations described under paragraph 5 of this Agreement.

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            (v) This Agreement shall not have been approved by the members of the Seller.

            (vi) There shall be any actual or threatened litigation challenging the validity or legality of this Agreement or the consummation thereof or seeking to restrain or invalidate any of the transactions contemplated hereunder which would, in the judgment of the Board of Directors of Digitec, based upon the advice of counsel, involve expense or lapse of time which would be materially adverse to the interests of the Buyers.

      (b) The Seller shall have the right to terminate if during the period from the date hereof to the Closing Date any of the following shall occur:

            (i) The Buyers shall suffer any loss from fire, flood, explosion or other casualty which substantially affects the conduct of its business or, irrespective of insurance, the value of its assets.

            (ii)) The Buyers shall fail to meet their obligations described under paragraph 5 of this Agreement.

10. No Liability for Failure of Consummation in Certain Cases:

            If this Agreement shall not be consummated because of inability of the Seller or the Buyers by reason of causes beyond their respective control to carry out performance as contemplated by this Agreement, neither party shall be liable to the other for loss, damage or expense and the only remedy of either party shall be to terminate this Agreement.

11. Notices:

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            All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered if delivered in person or if sent by first-class air mail postage prepaid or by telegraph:

      (a) if to the Seller, to the President thereof, 101 E. Park Boulevard, Suite 600, Plano, Texas 75074.

      (b) if to the Buyers, to the President thereof, 8 West 38th Street, New York, New York 10036.

12. Persons Bound:

            This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. This Agreement may not be assigned in whole or in part without the express written consent of the other parties.

13. Applicable Law:

            This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of New York.

14. Counterparts:

            This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.

                              DIGITEC 2000, INC.

                              By /s/ Frank C. Magliato
                                 ------------------------------------
                                 Frank C. Magliato          President

Attest:

                              TOTAL POS SOLUTIONS, L.L.C.
/s/ Diego E. Roca
-----------------------
                              By /s/ Claude L. Ricks, III
                                 ------------------------------------------
                                 Claude L. Ricks, III, Authorized Signatory

Attest:

/s/ Claude L. Ricks, III
------------------------

      For the purposes of irrevocably approving, and consenting to, the foregoing Asset Purchase Agreement and the transactions contemplated thereby for all purposes under the Texas Limited Liability Company Act, Vernon's Annotated Revised Civil Statutes of the State of Texas and other applicable law and expressly adopting the provisions of paragraphs 1(a)(xiv) to (xvi), Article 1528n et seq, the undersigned members of Total POS Solutions, L.L.C. have duly executed below.

/s/ Claude L. Ricks, III      /s/ William H. Koop
---------------------------   ----------------------------
Claude L. Ricks, III          William H. Koop
42 Santa Rosa Circle          799 Franklin Avenue
Wylie, TX  75098              Suite 500
                              Franklin lakes, NJ  07417

/s/ Robert H. Kaulbach, Jr.   /s/ Jerry Kenchel
---------------------------   ----------------------------
Robert H. Kaulbach, Jr.       Jerry Kenchel
3912 Promontory Point         336 Melrose Drive
Plano, TX  75075              Suite 13C
                              Richardson, TX  75080

/s/ Robert H. Kaulbach, Sr.
---------------------------
Robert H. Kaulbach, Sr.
234 Woodcrest Drive
Richardson, TX  75080

                                   Exhibit A

               Seller's Members, their Capital Contributions and
                              Company Percentages

                           Initial Capital
Member and Address         Contributions              Company Percentage
------------------         -------------              ------------------

Claude L. Ricks, III       0                          20.000%
42 Santa Rosa Circle
Wylie, TX  75098

Robert H. Kaulbach, Jr.    0                          5.000%
3912 Promontory Point
Plano, TX  75075

Robert H. Kaulbach, Sr.    0                          5.000%
234 Woodcrest Drive
Richardson, TX  75080

William H. Koop            $170,000                   65.000%
799 Franklin Avenue
Suite 500
Franklin Lakes, NJ  07417

Jerry Kenchel
336 Melrose Drive
Suite 13C
Richardson, TX  75080      0                          5.000%